Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:

Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 26, 2006

FTI CONSULTING, INC. ANNOUNCES CHANGE IN INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FROM

ERNST & YOUNG LLP TO KPMG LLP

BALTIMORE, MD, April 26, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that it has engaged KPMG LLP as its independent registered public accounting firm for its fiscal year ending December 31, 2006. The firm of Ernst & Young LLP has served as our independent registered public accounting firm for each of our fiscal years ended December, 31, 2005 and December 31, 2004, including interim periods contained therein.

E&Y informed us during the first quarter of 2006 that E&Y may wish to retain us as a vendor on various matters. Depending on the scope and nature of such engagements, E&Y has advised us that E&Y’s independence could become impaired and thereby would preclude the firm from continuing to serve as our independent registered public accounting firm. Therefore, to preserve E&Y’s independence a mutual decision was reached between E&Y and FTI in which E&Y would defer taking any action towards engaging FTI for such projects until we had engaged new auditors, so that E&Y would retain its independence as our independent registered public accounting firm.

On April 26, 2006, our Audit Committee’s and Board’s decision to change our accounting firm was communicated to E&Y and FTI and E&Y mutually agreed to terminate E&Y’s services as FTI’s independent registered public accounting firm effective as of the completion of its review of our quarterly report on Form 10-Q for the quarter ended March 31, 2006.

The reports of E&Y on our consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years and through the interim period ended March 31, 2006, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused E&Y to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2005 and 2004 and through the interim period ended March 31, 2006, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

E&Y has furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements. A copy of that letter has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on April 26, 2006.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 25 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,400 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.